UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 5, 2013, OTK Associates issued the following press release:

OTK ASSOCIATES FILES A MOTION TO JOIN DERIVATIVE LAWSUIT AGAINST

MORGANS HOTEL GROUP

Alleges that Company’s Recapitalization Plan is Invalid Under Delaware Law and Board

Actions Disenfranchise Stockholders and Entrench Management

NEW YORK, April 5, 2013 – OTK Associates LLC, the largest stockholder of Morgans Hotel Group Co. (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today disclosed that it has filed a motion to join a derivative lawsuit filed in Delaware Chancery Court to stop a self-serving recapitalization that the company is rushing to consummate in advance of a stockholder meeting initially scheduled for May 15, 2013.

OTK Associates also issued the following letter to MHGC stockholders:

April 5, 2013

Dear Fellow Stockholders,

We are writing to inform you that we have filed a motion to join the recently filed derivative lawsuit against Morgans Hotel Group that seeks to stop a series of transactions with the Yucaipa Companies which the company’s directors are rushing to consummate. The board’s actions are invalid under applicable Delaware law, and will further disenfranchise stockholders while thoroughly entrenching the current board and management.

As the company’s largest stockholder, we are deeply concerned by actions of this nature deliberately undertaken during an ongoing proxy process. The board’s move to effectuate a coercively dilutive recapitalization is an obvious attempt to place a large block of stock in friendly hands prior to the annual meeting in order to preserve the positions of its incumbent directors and avoid review of the transaction by a truly independent board.

Similarly, the board’s retroactive decision to postpone the previously scheduled annual meeting to July 10, 2013 from May 15, 2013, and to reset the meeting’s record date to May 29, 2013 from March 22, 2013, serves only to ensure stockholders will be denied the benefit of reviewing the transaction. Existing stockholders of record will effectively lose their right to cast votes at the May 15th meeting, where we believe the company’s incumbent directors would likely be replaced by OTK’s proposed nominees. This attempt to both rig an election and defend a self-dealing transaction will further burn the funds of a company already operating at a loss.

To preserve stockholders’ rights and the integrity of the corporate decision-making process we are seeking the following:

•	An injunction against the recapitalization plan until after the company’s 2013 annual meeting and the anticipated election of a new board, as proposed by OTK Associates;

•	To invalidate the board’s decision to retroactively postpone the 2013 annual meeting and reset the corresponding record date; and,

•	A declaration that the directors have breached their duties of loyalty to the company and its stockholders.

Without significant change at the board level, we fear that Morgans will continue its pattern of impairing shareholder value, engaging in self-serving transactions, operating at meaningful losses and damaging the tremendous potential of the company’s brands and existing assets.

While the litigation is ongoing, we will continue to exercise total transparency and keep you updated as appropriate. We look forward to pursuing a proxy campaign that ensures all stockholders are afforded the rights that they deserve and the leadership the company so desperately needs. Members of our slate possess the specific industry experience, financial sophistication and operating relationships to immediately begin repositioning the company.

If you have questions, we urge you to call our proxy solicitor, Okapi Partners LLC, toll-free at (877) 869-0171. You may also email questions to info@okapipartners.com

Sincerely,

/s/ OTK Associates, LLC

OTK Associates, LLC

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. WHEN THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM.

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan Robert S. Taubman	4,500,000 common shares* 4,500,000 common shares*
Parag Vora	None

*	Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.